EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

EXPLORATIONS GROUP, INC.

It is hereby certified by an officer of the Corporation that:

1.

 The name of the corporation (hereby called the “Corporation”) is Explorations Group, Inc.

2.

The Certificate of Incorporation of the Corporation is hereby amended by adding the following to Article 4.1:

“Upon filing and effectiveness of this Certificate of Amendment of the Certificate of Incorporation (this “Amendment”) , each share of common stock, par value of one-tenth cent ($0.001) per share (“Common Stock”), of the Corporation issued and outstanding immediately prior to this filing and effectiveness of this Amendment, shall be reclassified, changed and combined into one/sixth (1/6th) of a share of Common stock, as of the close of business on the effective date of the filing and effectiveness of this Amendment shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one (1) share of Common Stock, for every six (6) shares of Common Stock, represented by the certificate or certificates of such holder; provided, however, that no fractional shares of Common Stock shall be issued and in lieu of issuing such fractional shares, the Corporation shall round any fractional shares to the next whole number of shares.”

3.

This Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.

This Amendment shall become effective at 4:00 p.m. on January 9, 2009.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this 16th day of December, 2008.

EXPLORATIONS GROUP, INC.

By:	/s/ Eric Brown
Name: Eric Brown Title: President